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Exhibit 10.4

[Letterhead of World Heart Corporation]

April 1, 2002

Mr. Mark Goudie
30 Kyle Avenue
Stittsville, Ontario
K2S 1G9

Dear Mr. Goudie:

Further to recent discussions, this will serve to confirm our offer to you of employment with World Heart Corporation as Director, Finance.                        .

The following is designed to serve as a record of the essential terms of employment, which we trust, is in accordance with our discussions.

COMMENCEMENT OF EMPLOYMENT:	April 1, 2002.
REMUNERATION:	Your initial salary will be $130,000 per annum payable bi-weekly. Your salary will be reviewed in January 2003 in accordance with the company's compensation policy.
INITIAL OPTIONS	Upon joining WorldHeart, you will receive an Initial Grant of options, as follows:
	a)	5,000 options
	b)	7,500 options, which will be earned upon satisfactory completion of 12 months service, as determined at the sole discretion of the company.
REGULAR OPTIONS:
Upon joining WorldHeart, you will receive grants of options based on 20% of your base salary earned during the calendar year in accordance with the Employee Stock Option Plan. The option price will be the closing price of WorldHeart shares on the last trading date before your start date. All terms and conditions of your options are as stated in the Employee Stock Option Plan.
PERFORMANCE-BASED PROGRAM
Upon joining WorldHeart, you will be eligible to participate in the two performance-based programs for Management. Your cash bonus target will be 20% of your base salary, and 2,010 performance-based options will be granted in addition to the regular grant of options. You will earn up to 100% of this performance-based compensation based on your achieving your 2002 objectives, which will be determined and agreed between you and the Corporation within 30 days of you joining WorldHeart.
OFFICE HOURS:
Your regular office hours will be from 8:00 a.m. to 5:00 p.m., Monday to Friday, which constitutes the minimum requirement. Due to the nature of the company's business, it will be necessary from time to time to work additional hours.
VACATION:
Although the vacation year of the company is on a calendar basis, vacation entitlement accrues on a monthly basis and shall be taken in accordance with the WorldHeart Leave Request Policy. Your vacation will accrue at a rate of one and two thirds days per month (four weeks per year).
SUPERVISOR:	Your supervisor will be the Vice President, Finance & CFO.

Letter of Offer to Mr. Mark Goudie
April 1, 2002/Page 2

WorldHeart provides a wide range of benefits such as medical, dental, and disability insurance. The Company will also pay for your annual professional dues to the Canadian Institute of Chartered Accountants during the period of employment with the company. The company's benefit package will be described to you in writing and becomes effective immediately upon commencement of employment.

This agreement may be terminated by either the company or yourself upon delivery of four weeks' prior written notice, or the minimum notice period prescribed by statutory or regulatory law of the Province of Ontario, whichever is greater, except that, in the event of a change in ownership control of the company, or in the event of the position becoming redundant, the agreement shall be subject to six months notice of termination. In the event of your promotion to an executive position which requires you to enter into a formal employment agreement with the company, such agreement shall provide for six months notice of termination under all circumstances other than termination for cause.

As a condition of employment you must sign the attached agreement to confidential information and proprietary rights (Proprietary Rights Agreement).

This letter states the entire agreement of the parties with respect to your employment with World Heart Corporation and supersedes and replaces all prior and contemporaneous agreements, understandings, negotiations and discussions whether oral or written of the parties. Also, beyond this letter there are no warranties, representations, understandings or other agreements between the parties in connection with the subject matter except as specifically set forth in this agreement and none have been relied on.

We would appreciate you indicating your acceptance of this offer by signing the enclosed copy of this letter in the space provided.

I am certain that you will find working at WorldHeart to be both challenging and rewarding and we look forward to you joining us.

Sincerely,

/s/ Ian W. Malone Ian W. Malone Vice President, Finance & CFO

I have been given a copy of this letter and have read and understand its terms. I hereby accept the terms and conditions of employment outlined above.

ACCEPTED	Date:	April 1/2002

	Signature:	/s/ Mark Goudie

[Letterhead of World Heart Corporation]

September 30, 2003

Mr. Mark Goudie
c/o: World Heart Corporation
1 Laser Street
Ottawa, ON
K2E 7V1

Dear Mark:

Further to recent discussions, this will serve to confirm your promotion to Vice President, Finance & Chief Financial Officer, reporting to the President & CEO.

The following is designed to serve as a record of the revised essential terms of employment, which we trust, is in accordance with our discussions.

EFFECTIVE DATE OF PROMOTION:	October 1, 2003.
REMUNERATION:	Your base salary will be $180,000 per annum payable bi-weekly.
OPTIONS:
Subject to Board approval, you will be granted additional stock options, associated with this promotion. Specific details of the option grant will be sent to you subsequent to the October meeting of the Board of Directors.
PERFORMANCE-BASED PROGRAM	On an annualized basis, your cash bonus target will be 35% of your base salary.

In the event of termination, a change in ownership control of the company, or in the event of the position becoming redundant, the agreement shall be subject to twelve months notice of termination.

All other terms and conditions of your offer of employment dated April 1, 2002 remain unchanged.

I wish you continued success in your career.

Sincerely,

/s/ Roderick M. Bryden Roderick M. Bryden President & CEO

I have been given a copy of this letter and have read and understand its terms. I hereby accept the revised terms and conditions of employment outlined above.

ACCEPTED	Date:	September 30/03

	Signature:	/s/ Mark Goudie

[Letterhead of World Heart Corporation]

November 5, 2004

Confidential and Without Prejudice

Mr. Mark Goudie
Vice President Finance and
Chief Financial Officer
World Heart Corporation
1 Laser Street
Ottawa, Ontario
K2E 7V1

Dear Mark:

As you are aware, the decision has been made to transfer all remaining Ottawa operations of World Heart Corporation ("WorldHeart") to California. As a result of that decision, employees have received notice that their employment will terminate in the near future. Notwithstanding the decision to close down the Ottawa operations, it will be necessary to have certain employees continue to work in Ottawa and/or Oakland to assist with the orderly transition of operations to California.

This letter is to advise you that your Vice President Finance and Chief Financial Officer position in Ottawa will be eliminated. Effective January 1, 2005 your position as Vice President Finance and Chief Financial Officer will be based in Oakland, California.

The purpose of this letter is to communicate certain terms of your employment as your position is transferred to our Oakland facility.

•
You have agreed to continue in the position of Vice President Finance and Chief Financial Officer, which will be primarily an Oakland-based position commencing on January 1, 2005. I recognize that a portion of your time will be spent between Oakland and Ottawa after that date as you complete the 2004 audit, complete the consolidation of the finance department to Oakland and conclude WorldHeart business affairs in Canada.

•
Effective September 20, 2004 your base salary will be adjusted to the Canadian dollar equivalent of US$180,000 based on the official exchange rate on that date of US$1.00=C$1.2944.

•
You agree to the delivery of 90 days written notice to WorldHeart should you wish to terminate your employment agreement and agree not to issue this notice of termination to WorldHeart before January 1, 2005. Other than for reasons of cause, WorldHeart will also provide 90 days written notice to you if it wishes to terminate this employment agreement and agrees not to issue this notice of termination to you before January 1, 2005.

•
Consistent with the terms of your current employment agreement, dated April 1, 2002 and amended September 30, 2003, you are entitled to a termination payment equal to one year's pay on the date your employment with WorldHeart ends for reasons other than for cause. Both parties agree that this termination payment will be C$180,000 less statutory deductions. You acknowledge that this termination payment is beyond what is required by the Ontario Employment Standards Act and you agree to sign and return a Release, a version of which is attached. The termination payment will be paid as follows: 50% on the first pay date in January 2005 and the remaining 50% on a bi-weekly basis in equal amounts on the remaining pay deposits through to March 31, 2005. Any accrued and unused vacation pay to December 31, 2004 will be paid on the first pay date in January 2005.

•
You currently hold approximately 39,820 stock options granted to you prior to January 1, 2004. If you agree to relinquish all your ownership rights to these stock options, you will be granted 40,000 options on September 23, 2004 at a price of C$1.43, which represents the closing price on the TSX on September 22, 2004. These options will vest 100% on the termination date of your employment with WorldHeart subject to the achievement of agreed objectives prior to the termination date. All vested options will be available for exercise for a period of three years from the date of vesting.

  Mark Goudie
  November 5, 2004

•
Your long-term disability and life insurance benefits will terminate on the date your employment with WorldHeart ends. Your other benefits (except long-term disability and life insurance) will continue for three months following your termination date, or until you secure alternate employment, whichever occurs first. You should be aware that your group life insurance can be converted to individual coverage if application is made in writing and the first premium paid within 31 days after the insurance terminates.

•
In addition to the termination payment described above, WorldHeart will pay to you on your last pay deposit all accrued and unused vacation pay from January 1, 2005 to your termination date, less statutory deductions.

•
You are reminded that your obligations of confidentiality and non-disclosure extend beyond the terms of your employment agreement and you remain bound by them after the termination of your employment with WorldHeart.

We have a tremendous challenge ahead of us in terms of building a viable and sustainable company. I look forward to continuing to work with you to accomplish that goal.

If you are in agreement with these terms please sign and return to me a copy of this letter.

Yours truly,

WORLD HEART CORPORATION

/s/ Jal S. Jassawalla Jal S. Jassawalla President and Chief Executive Officer

cc: Dani Kennedy, Vice President Corporate Services

I agree with the terms of this letter

/s/ Mark Goudie

Mark Goudie	Date

Mark Goudie
November 5, 2004

FULL AND FINAL RELEASE

I, Mark Goudie, in consideration of the payment of $2.00 and the further consideration as detailed in the letter of November 5, 2004, the receipt and sufficiency of which is acknowledged, hereby release and discharge World Heart Corporation and the University of Ottawa Heart Institute and all of their affiliated, related, subsidiary and parent companies and their officers, directors, employees, and agents (now referred to as the "Employer") from all actions, causes of action, debts, covenants, contracts, agreements and claims that I have against them to the date of this Release for any reason at all, including but not limited to a claim for wages, overtime pay, vacation pay, commissions, bonuses, profit-sharing, stock option rights, expenses, benefits, termination pay, severance pay, reasonable notice or pay in lieu of such notice, and statutory right to reinstatement or any other matter arising out of my employment, employment contract, or termination of employment with the Employer, including all loss or damage not now known or anticipated but which may arise in the future.

I also release the Employer from any claims I may have against them under the Employment Standards Act, the Human Rights Code, the Workplace Safety Insurance Act, the Occupational Health and Safety Act or at common law.

For the said consideration, I covenant and agree to save harmless and indemnify the Employer from and against all claims, charges, taxes or penalties and demands under the Income Tax Act (Canada) in respect of income tax payable by the Employer in excess of the income tax previously withheld; and in respect of any and all claims, charges, taxes, or penalties and demands which may be made on behalf of or related to the Employment Insurance Commission or the Canada Pension Commission, under the applicable statutes and regulations, with respect to any amounts which may, in the future, be found to be payable by the Employer in respect of payments to me.

I agree not to reveal the terms of this Release to any third parties other than my immediate family, legal or financial advisors, provided however that such third parties first agree not to reveal the terms to any other party.

I agree and promise that I will maintain a professional attitude with respect to my relations with the Employer and will make no comments either publicly or privately respecting any aspect of the affairs of the Employer.

I understand that by making this settlement with me, the Employer is not admitting any liability on its part.

I acknowledge that before I signed this Release, I was provided with the opportunity to seek independent legal advice in respect of the contents of this Release and to the extent that I did not seek such independent advice I agree that I will not use this as a defence to the enforcement of this Release.

SIGNED, SEALED AND DELIVERED in the presence of:	) ) ) ) )
/s/ Mark Goudie

Witness	) ) ) )	Mark Goudie

Address		Date

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